Exhibit (h)(5)

MLV & Co. LLC

1251 Avenue of the Americas

New York, NY 10020

June 4, 2014

Re: At Market Issuance Sales Agreement dated June 4, 2014 (the “Sales Agreement”), by and among MLV & Co. LLC (“Agent”), Stellus Capital Investment Corporation (the “Company”) and Stellus Capital Management, LLC (the “Adviser”).

Ladies and Gentlemen:

Agent hereby agrees to rebate to the Company its reimbursement to Agent of up to $25,000 of its reasonable legal expenses pursuant to Section 9 of the Sales Agreement. The rebate shall be due and remitted to the Company upon Agent receiving commissions from the sale of Placement Shares pursuant to the Sales Agreement in an amount equal to $25,000. Capitalized terms used but not defined herein shall have the meaning given to them in the Sales Agreement.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

If the foregoing correctly sets forth the understanding between the Company, Adviser and Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company, Adviser and Agent.

[Signature Page Follows]

Very truly yours,

MLV & CO. LLC

By:
Name: Dean M. Colucci
Title: President

Acknowledged and agreed:

STELLUS CAPITAL INVESTMENT CORPORATION

By:
Name:
Title:

STELLUS CAPITAL MANAGEMENT, LLC

By:
Name:
Title: